Exhibit 99.1

NEWS RELEASE

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2013 SECOND QUARTER RESULTS

IONIA, Mich., July 29, 2013 - Independent Bank Corporation (Nasdaq: IBCP) reported second quarter 2013 net income applicable to common stock of $62.2 million, or $2.64 per diluted share, versus net income applicable to common stock of $3.2 million, or $0.11 per diluted share, in the prior-year period.  For the six months ended June 30, 2013, the Company reported net income applicable to common stock of $66.9 million, or $2.90 per diluted share, compared to net income applicable to common stock of $5.7 million, or $0.19 per diluted share, in the prior-year period.  2013 results include an income tax benefit of $57.6 million associated with the reversal of substantially all of the Company's deferred tax asset valuation allowance in June 2013 as described in more detail below.

The Company's sixth consecutive profitable quarter was highlighted by:

•	A 59.2% year-over-year increase in income before income taxes.
•	Additional improvement in asset quality, with non-performing assets down 26% during the quarter and 36% since year end 2012.
•	A $3.2 million, or 300%, year-over-year decline in the quarterly provision for loan losses.
•	Regulatory capital ratios that increased significantly and are substantially above minimum requirements for "well-capitalized."

The Company assesses whether a valuation allowance on its deferred tax assets is necessary each quarter.  Reversing or reducing the valuation allowance requires the Company to conclude that the realization of the deferred tax assets is "more likely than not."  The ultimate realization of this asset is primarily based on the Company generating future income.  As of June 30, 2013, the Company concluded that the realization of substantially all of the Company's deferred tax assets is now more likely than not.  This conclusion is based upon the following factors:

•	Achieving a sixth consecutive quarter of profitability;
•	A forecast of future profitability that supports that the realization of the deferred tax assets is more likely than not; and
•	A forecast that future asset quality continues to be stable to improving and that other factors do not exist that could cause a significant adverse impact on future profitability.

On Dec. 7, 2012, the Company completed the sale of 21 branches.  This transaction resulted in the transfer of approximately $403.1 million of deposits and the sale of approximately $48.0 million of loans.  The transaction also resulted in the transfer of $336.1 million of cash to the purchaser of the branches.

On July 26, 2013 the Company and the United States Department of the Treasury ("UST") executed a Securities Purchase Agreement ("SPA").  Under the terms of the SPA, the Company has agreed to purchase from the UST for $81.0 million in cash consideration:  (i) 74,426 shares of Cumulative Mandatorily Convertible Preferred Stock, Series B, including any and all accrued and unpaid dividends; and (ii) the amended and restated warrant to purchase up to 346,154 shares of Company common stock.  As a condition to the closing of the purchase of these securities, the Company has also agreed to complete a common equity offering that provides a minimum aggregate amount of $86.0 million in gross cash proceeds.  The closing of the transaction with the UST is also subject to regulatory approval as well as the payment of deferred and unpaid interest on the Company's outstanding trust preferred securities.

William B. ("Brad") Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: "We are very pleased to report our sixth consecutive quarter of profitability as well as further progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  The reversal of substantially all of the valuation allowance on our deferred tax assets also had a significant favorable impact on 2013 results, with increases in both earnings and common equity.   Additionally, reaching an agreement with the UST to purchase the preferred stock and stock warrant that they own and exit TARP is a significant milestone for the Company.  We plan to complete the common equity offering necessary to close this transaction with the UST by October 31, 2013."

Operating Results

The Company's net interest income totaled $19.5 million during the second quarter of 2013, a decrease of $2.3 million, or 10.6% from the year-ago period, and essentially unchanged from the first quarter of 2013.  The Company's tax equivalent net interest income as a percent of average interest-earning assets (the "net interest margin") was 4.16% during the second quarter of 2013, compared to 4.06% in the year-ago period, and 4.25% in the first quarter of 2013. The decrease in net interest income is primarily due to a decline in average interest-earning assets resulting from the aforementioned branch sale. Average interest-earning assets declined to $1.90 billion in the second quarter of 2013 compared to $2.18 billion in the year-ago quarter.  The year-over-year increase in the net interest margin is due primarily to a change in asset mix, as lower yielding interest-bearing cash balances decreased following the branch sale.

For the first six months of 2013, net interest income totaled $39.1 million, a decrease of $4.9 million, or 11.0% from 2012.  The Company's net interest margin for the first six months of 2013 increased to 4.20% compared to 4.12% in 2012.  The reasons for the decline in net interest income for the first six months of 2013 are generally consistent with those described above for the comparative year-over-year quarterly periods.

Service charges on deposit accounts totaled $3.6 million and $7.0 million, respectively, for the second quarter and first six months of 2013, representing decreases of 21.3% and 20.2%, respectively, from the comparable year ago periods.  Interchange income totaled $1.9 million and $3.7 million for the second quarter and first six months of 2013, respectively, representing decreases of 19.7% and 22.0%, respectively, over the year ago comparative periods.  The declines in service charges on deposit accounts and interchange income primarily reflect the impact of the branch sale.

Net gains on mortgage loans were $3.2 million in the second quarter of 2013, compared to $3.6 million in the year-ago quarter.  For the first six months of 2013, net gains on mortgage loans totaled $6.8 million compared to $7.4 million in 2012. The decrease in net gains relates primarily to a rise in mortgage loan interest rates during the second quarter of 2013 that has reduced mortgage loan refinance volumes.

Mortgage loan servicing generated income of $1.7 million and a loss of $1.1 million in the second quarters of 2013 and 2012, respectively. The quarterly comparative variance is due primarily to the change in the impairment reserve (a $1.7 million recovery of previously recorded impairment charges in the second quarter of 2013 compared to a $0.9 million impairment charge in the year-ago quarter) as well as by a $0.1 million decrease in the amortization of capitalized mortgage loan servicing rights.  The recovery of previously recorded impairment charges in the second quarter of 2013 primarily reflects significantly higher mortgage loan interest rates resulting in lower estimated future prepayment rates.  For the first six months of 2013, mortgage loan servicing generated income of $2.3 million compared to a loss of $0.4 million in 2012.  The first six months comparative variance is primarily due to the change in the impairment reserve (a $2.5 million recovery of previously recorded impairment charges in the first six months of 2013 compared to a $0.2 million impairment charge in the year-ago period).  Capitalized mortgage loan servicing rights totaled $13.0 million at June 30, 2013 compared to $11.0 million at Dec. 31, 2012.  As of June 30, 2013, the Company serviced approximately $1.74 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $27.7 million in the second quarter of 2013, compared to $29.5 million in the year-ago period.  For all of 2013, non-interest expenses totaled $53.2 million versus $57.5 million in 2012.  The branch sale had the most significant impact on the year-over-year declines in most of the categories of non-interest expenses (compensation and benefits, occupancy, furniture, fixtures and equipment, communications and FDIC deposit insurance).  Loan and collection expenses (down $0.7 million in the quarter and $1.4 million year-to-date) and net losses on other real estate ("ORE") and repossessed assets (down $0.3 million in the quarter and $0.6 million year-to-date) declined due primarily to reduced levels of non-performing loans, commercial watch credits and ORE.  In addition, credit card and bank service fees (down $0.3 million in the quarter and $0.6 million year-to-date) declined due primarily to a decrease in the size of the Company's payment plan receivables portfolio.   Vehicle service contract counterparty contingencies expense increased by $2.8 million in the quarter and $2.5 million year-to-date.  This increase primarily reflects write-downs of vehicle service contract counterparty receivables in the second quarter of 2013.  The Company reached tentative settlements in certain of its litigation to collect these receivables.  Given the costs and uncertainty of continued litigation, management of the Company determined it was in the organization's best interests to resolve these matters.  The first quarter and first six months of 2012 included a $1.4 million one-time reduction in other non-interest expense related to the reversal of a previously established accrual at Mepco Finance Corporation that was determined to no longer be necessary.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  "Our provision for loan losses decreased by $3.2 million in the second quarter of 2013 as compared to the year-ago level, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Since June 30, 2012, non-performing loans and commercial loan watch credits have declined by approximately 55% and 27%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at June 30, 2013 were 0.35% for commercial loans and 1.23% for mortgage and consumer loans. These delinquency rates continue to be well managed as we strive to further improve asset quality and further reduce credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2013	12/31/2012	6/30/2012
	(Dollars in Thousands)
Commercial	$4,986	$14,753	$22,752
Consumer/installment	2,209	2,343	2,673
Mortgage	12,842	15,736	19,350
Payment plan receivables(2)	67	104	278
Total	$20,104	$32,936	$45,053
Ratio of non-performing loans to total portfolio loans	1.45%	2.32%	3.09%
Ratio of non-performing assets to total assets	1.78%	2.92%	3.10%
Ratio of the allowance for loan losses to non-performing loans	182.98%	134.43%	113.97%

(1)	Excludes loans that are classified as "troubled debt restructured" that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $12.8 million, or 39.0%, since year-end 2012.  All categories of non-performing loans declined; the principal decreases since year-end 2012 were in commercial loans and residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during 2013.  In addition, the Company completed a sale of commercial loans during the second quarter of 2013 that included $2.9 million of non-performing loans.  Non-performing commercial loans have declined by $73.1 million, or 93.6%, since they peaked in 2008.  Non-performing retail (residential mortgage and consumer/installment) loans have declined by $44.1 million, or 74.6%, since they peaked in 2009.  Other real estate and repossessed assets totaled $17.8 million at June 30, 2013, compared to $26.1 million at Dec. 31, 2012.

The provision for loan losses was a credit of $2.1 million and an expense of $1.1 million in the second quarters of 2013 and 2012, respectively.  The provision for loan losses was a credit of $2.8 million and an expense of $6.2 million in the first six months of 2013 and 2012, respectively. The level of the provision for loan losses in each period reflects the Company's overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $1.9 million (0.54% annualized of average loans) in the second quarter of 2013, compared to $4.9 million (1.31% annualized of average loans) in the second quarter of 2012.  Loan net charge-offs were $4.7 million (0.68% of average loans) and $12.9 million (1.69% of average loans) for the first six months of 2013 and 2012, respectively.  The year to date declines in 2013 loan net charge-offs by category were: commercial loans $3.7 million; mortgage loans $3.9 million; and consumer/installment loans $0.6 million.   At June 30, 2013, the allowance for loan losses totaled $36.8 million, or 2.65% of portfolio loans, compared to $44.3 million, or 3.12% of portfolio loans, at Dec. 31, 2012.

Balance Sheet, Liquidity and Capital

Total assets were $2.13 billion at June 30, 2013, an increase of $110.8 million from Dec. 31, 2012.  Loans, excluding loans held for sale, were $1.39 billion at June 30, 2013, compared to $1.42 billion at Dec. 31, 2012.  Deposits totaled $1.82 billion at June 30, 2013, an increase of $36.6 million from Dec. 31, 2012.  The increase in deposits is primarily due to growth in checking and savings account balances.

Cash and cash equivalents totaled $140.4 million at June 30, 2013, versus $179.8 million at Dec. 31, 2012. Securities available for sale totaled $353.8 million at June 30, 2013, versus $208.4 million at Dec. 31, 2012.  This $145.4 million increase in securities available for sale is primarily due to the purchase of residential mortgage-backed securities and municipal securities during the first six months of 2013.

Total shareholders' equity was $208.8 million at June 30, 2013, or 9.78% of total assets.  Tangible common equity totaled $118.8 million (5.58% of tangible assets) at June 30, 2013, or $12.53 per share.  This computation of tangible common equity per share does not include any impact related to the potential issuance of common stock to provide funds to purchase the Company's outstanding mandatorily convertible preferred stock (including any and all accrued and unpaid dividends) and the UST stock warrant.  The following table provides the resulting tangible common equity per share from an assumed purchase price of $81.0 million for the mandatorily convertible preferred stock and the UST stock warrant from funds provided by an assumed $86.0 million issuance of common stock.

Assumed common stock issuance price	Resulting common shares issued (000's)	Proforma tangible common equity per share
$9.00	9,556	$10.78
8.50	10,118	10.47
8.00	10,750	10.15
7.50	11,467	9.80
7.00	12,286	9.43
6.50	13,231	9.04

The Company's wholly owned subsidiary, Independent Bank, remains "well capitalized" for regulatory purposes with the following ratios:

Regulatory Capital Ratios	6/30/2013	12/31/2012	Well Capitalized Minimum
Tier 1 capital to average total assets	10.35%	8.26%	5.00%
Tier 1 capital to risk-weighted assets	15.07%	13.67%	6.00%
Total capital to risk-weighted assets	16.35%	14.95%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.1 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates convenient locations across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation's counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$47,512	$55,487
Interest bearing deposits	92,863	124,295
Cash and Cash Equivalents	140,375	179,782
Interest bearing deposits - time	8,698	-
Trading securities	293	110
Securities available for sale	353,775	208,413
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,496	20,838
Loans held for sale, carried at fair value	35,529	47,487
Loans held for sale, carried at lower of cost or fair value	-	3,292
Loans
Commercial	617,050	617,258
Mortgage	503,042	527,340
Installment	190,041	189,849
Payment plan receivables	75,949	84,692
Total Loans	1,386,082	1,419,139
Allowance for loan losses	(36,786)	(44,275)
Net Loans	1,349,296	1,374,864
Other real estate and repossessed assets	17,790	26,133
Property and equipment, net	47,450	47,016
Bank-owned life insurance	51,564	50,890
Deferred tax assets, net	58,066	-
Capitalized mortgage loan servicing rights	13,037	11,013
Vehicle service contract counterparty receivables, net	15,091	18,449
Other intangibles	3,569	3,975
Prepaid FDIC deposit insurance assessment	-	9,448
Accrued income and other assets	18,645	22,157
Total Assets	$2,134,674	$2,023,867
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$498,511	$488,126
Savings and interest-bearing checking	898,782	871,238
Reciprocal	46,722	33,242
Retail time	358,849	372,340
Brokered time	13,225	14,591
Total Deposits	1,816,089	1,779,537
Other borrowings	17,503	17,625
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	6,292	7,725
Accrued expenses and other liabilities	35,780	33,830
Total Liabilities	1,925,839	1,888,892
Shareholders' Equity
Convertible preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at June 30, 2013 and December 31, 2012; liquidation preference: $87,292 at June 30, 2013 and $85,150 at December 31, 2012	86,455	84,204
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 9,481,505 shares at June 30, 2013 and 9,093,732 shares at December 31, 2012	255,114	251,237
Accumulated deficit	(125,464)	(192,408)
Accumulated other comprehensive loss	(7,270)	(8,058)
Total Shareholders' Equity	208,835	134,975
Total Liabilities and Shareholders' Equity	$2,134,674	$2,023,867

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30	June 30,
	2013	2013	2012	2013	2012
	(unaudited)
	(In thousands)
Interest Income
Interest and fees on loans	$20,303	$20,710	$23,696	$41,013	$48,042
Interest on securities
Taxable	993	670	933	1,663	1,591
Tax-exempt	242	238	244	480	540
Other investments	324	332	382	656	778
Total Interest Income	21,862	21,950	25,255	43,812	50,951
Interest Expense
Deposits	1,463	1,529	2,305	2,992	4,729
Other borrowings	876	865	1,120	1,741	2,292
Total Interest Expense	2,339	2,394	3,425	4,733	7,021
Net Interest Income	19,523	19,556	21,830	39,079	43,930
Provision for loan losses	(2,107)	(691)	1,056	(2,798)	6,187
Net Interest Income After Provision for Loan Losses	21,630	20,247	20,774	41,877	37,743
Non-interest Income
Service charges on deposit accounts	3,583	3,406	4,552	6,989	8,753
Interchange income	1,933	1,757	2,407	3,690	4,729
Net gains (losses) on assets
Mortgage loans	3,208	3,637	3,579	6,845	7,439
Securities	107	84	169	191	853
Other than temporary impairment loss on securities
Total impairment loss	(26)	-	(85)	(26)	(262)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	(26)	-	(85)	(26)	(262)
Mortgage loan servicing	1,654	622	(1,088)	2,276	(352)
Title insurance fees	368	484	489	852	997
(Increase) decrease in fair value of U.S. Treasury warrant	20	(1,045)	(25)	(1,025)	(179)
Other	2,164	2,123	3,044	4,287	5,648
Total Non-interest Income	13,011	11,068	13,042	24,079	27,626
Non-interest Expense
Compensation and employee benefits	11,715	11,307	13,506	23,022	25,988
Occupancy, net	2,147	2,424	2,490	4,571	5,206
Data processing	2,042	1,916	2,003	3,958	3,936
Loan and collection	1,702	2,226	2,407	3,928	5,297
Vehicle service contract counterparty contingencies	3,127	127	326	3,254	797
Furniture, fixtures and equipment	1,088	1,032	1,211	2,120	2,407
Communications	730	780	922	1,510	1,895
Legal and professional	664	692	1,268	1,356	2,165
FDIC deposit insurance	711	630	816	1,341	1,673
Advertising	659	570	639	1,229	1,195
Provision for loss reimbursement on sold loans	356	663	126	1,019	558
Net losses on other real estate and repossessed assets	320	652	633	972	1,620
Interchange expense	418	410	447	828	853
Credit card and bank service fees	331	334	624	665	1,275
Cost (recoveries) related to unfunded lending commitments	48	(19)	(12)	29	(59)
Other	1,684	1,729	2,077	3,413	2,726
Total Non-interest Expense	27,742	25,473	29,483	53,215	57,532
Income Before Income Tax	6,899	5,842	4,333	12,741	7,837
Income tax expense (benefit)	(56,489)	35	-	(56,454)	-
Net Income	$63,388	$5,807	$4,333	$69,195	$7,837
Preferred stock dividends and discount accretion	1,157	1,095	1,092	2,252	2,148
Net Income Applicable to Common Stock	$62,231	$4,712	$3,241	$66,943	$5,689

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(unaudited)
Per Common Share Data
Net Income Per Common Share (A)
Basic (B)	$6.56	$0.51	$0.38	$7.14	$0.66
Diluted (C)	2.64	0.27	0.11	2.90	0.19
Cash dividends declared per common share	.00	0.00	.00	.00	.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.65%	4.77%	4.69%	4.71%	4.77%
Interest expense	0.49	0.52	0.63	0.51	0.65
Net interest income	4.16	4.25	4.06	4.20	4.12
Net Income to (A)
Average common shareholders' equity	388.31%	34.76%	47.96%	226.29%	45.34%
Average assets	12.00	0.93	0.54	6.52	0.48

Average Shares
Basic (B)	9,480,454	9,266,072	8,607,382	9,373,855	8,570,482
Diluted (C)	24,031,142	21,831,316	40,798,694	23,896,728	40,737,967

(A) These amounts are calculated using net income applicable to common stock.  Dividends on convertible preferred stock are added back in the diluted per share calculation.

(B) Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.

(D) Ratios have been annualized.